Exhibit 10.28

FORM OF STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) entered into as of [date of grant] (the “Grant Date”) by and between Fluor Corporation, a Delaware corporation (the “Company”), and you (“Grantee”) evidences the grant to Grantee of a Stock Option Award (“Option”) under the Fluor Corporation 2008 Executive Performance Incentive Plan (“Plan”). This Option is intended not to be an incentive stock option and therefore is not subject to the tax treatment provided for under Section 422 of the Internal Revenue Code. Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.

Section 1.              AWARD SUBJECT TO PLAN

This Stock Option Award is made subject to all of the terms and conditions of the Plan, including any terms, rules or determinations made by the Committee, pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non- transferability, satisfaction of tax requirements and compliance with other laws.

Section 2.              STOCK OPTION AWARD

The Company hereby awards Grantee an Option to purchase shares of Company Common Stock pursuant to this Agreement at a purchase price per share of [purchase price], subject to the terms and conditions set forth herein and in the Plan. The Option may not be exercised in whole or in part as of the Grant Date, and is exercisable only if and to the extent provided in the following paragraphs and otherwise subject to and in accordance with the Plan.

Section 3.              VESTING AND EXPIRATION

[Vesting schedule will be determined by the Committee. Certain agreements provide for cliff vesting, time vesting and/or vesting based upon the achievement of certain performance targets or maintenance of a certain stock price for a certain period of time. In case of vesting that is based on the satisfaction of performance targets or maintenance of a stock price, the performance period typically will be one year and in all cases satisfaction of the performance criteria is required to be eligible to exercise the Option.]  Subject to the provisions below, the right to exercise the Option shall expire on [expiration date].

If your employment with the Company or any of its subsidiaries terminates for any reason other than death, Retirement, Disability or a Qualifying Termination within two (2) years following a Change of Control of the Company as determined by the Committee in accordance with the Plan then as of the date of such termination this Option shall expire as to any portion which has not then become vested and exercisable.  If prior to the Option becoming vested and exercisable in full pursuant to the preceding paragraph, your employment with the Company or any of its subsidiaries terminates by reason of your death, Disability or a Qualifying Termination within two (2) years following a Change of Control of the Company as determined by the Committee in accordance with the Plan, then any portion of this Option which has yet to become vested and exercisable shall become immediately vested and exercisable.  However, if prior to the Option becoming vested and exercisable in full pursuant to the preceding paragraph, you Retire from the Company and you deliver a signed non-competition agreement to the Company in a form acceptable to the Company, then any portion of this Option which has yet to become vested and exercisable shall continue to vest and become exercisable as set forth in the preceding paragraph.  Under all circumstances, any Option held less than one year from date of grant will be forfeited.  Nothing in the Plan or this Option confers any right of continuing employment with the Company or its subsidiaries.

To the extent that this Option is exercisable after your termination of employment, after taking into account the vesting provisions set forth in this Section 3, then following such termination of employment this Option will expire on the earlier of (a) three (3) months following your termination of employment, if such termination occurred other than on account of death, Retirement or Disability, or a Qualifying Termination within two (2) years following a Change of Control of the Company; or (b) the third (3rd) anniversary of your final vest date, if such termination occurred on account of your death, Retirement, Disability, or a Qualifying Termination within two (2) years following a Change of Control of the Company.

For purposes of this Agreement, “Retirement” and “Disability” mean, respectively, your retirement or disability, all as determined in accordance with applicable Company personnel policies and the Plan policies.  The term “Qualifying Termination” means your involuntary termination of employment by the Company without Cause or your resignation for Good Reason.  For this purpose, “Cause” means your dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, material failure or refusal to perform your job duties in accordance with Company policies, a material violation of Company policy that causes harm to the Company or its subsidiaries or other wrongful conduct of a similar nature and degree and “Good Reason” means a material diminution of your compensation (including, without limitation, base compensation, annual bonus opportunities, and/or equity incentive compensation opportunities), a material diminution of your authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report or a material diminution of the budget over which you retain authority.

Section 4.              RESALE AND TRANSFER RESTRICTIONS

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any re-sales by the Grantee or other subsequent transfers by the Grantee of any shares of common stock issued as a result of the exercise of this Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other option holders and (c) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers.

Section 5.              CONFIDENTIALITY

The Agreement and the Option granted hereunder are conditioned upon Grantee not disclosing this Agreement or said Option to anyone other than Grantee’s spouse or financial advisor or senior management of the Company or senior members of the Company’s Legal Services, and Executive Services departments during the period prior to the exercise of said Option. If disclosure is made by Grantee to any other person not authorized by the Company, this Agreement and said Option shall be null and void and all Options otherwise granted hereunder to Grantee shall terminate.

Section 6.              ENFORCEMENT

This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

Section 7.              EXECUTION OF AWARD AGREEMENT

Please acknowledge your acceptance of the terms of this Agreement by electronically signing this Agreement. If you have not electronically signed this Agreement within two (2) months, the Company is not obligated to provide you any benefit hereunder and may refuse to issue shares to you under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first herein above written. FLUOR CORPORATION

FLUOR CORPORATION

by
[Name]
[Title]: